Exhibit 10.5b

Amendment No. 2 to the

Selective Insurance Group, Inc.

2005 Omnibus Stock Plan

The Selective Insurance Group, Inc. 2005 Omnibus Stock Plan, as amended, is amended as follows:

        1.   Section 13(b) is deleted in its entirely and replaced with the following:

        (b)   Director Compensation.

(i)   Annual Retainer.  Each Non-Employee Director's annual retainer fees shall be paid in (i) shares of Company Stock or (ii) in cash and shares of Company Stock, at the election of the Non-Employee Director, provided that not more than fifty percent (50%) of the annual retainer fees shall be paid in cash.  Each Non-Employee Director may elect on or before December 20 of each year to receive in cash up to fifty percent (50%) of his or her annual retainer fees payable during the next succeeding calendar year.  The elections made pursuant to this Section 13(b) shall be irrevocable for the calendar year for which the election is made and shall apply to each calendar year thereafter until the Non-Employee Director, on or before December 20 of the immediately preceding calendar year, makes a different election for the next succeeding calendar year, which election shall remain continue in effect until a different election is made in the manner provided in the Plan.  The number of shares of Company Stock to be issued to each Non-Employee Director pursuant to this Section 13(b)(i) shall be determined on January 1, April 1, July 1 and October 1 of each year (each, a "Director Payment Date"), or the next succeeding business day if a Director Payment Date is not a business day.  On each Director Payment Date, each Non-Employee Director shall become entitled to receive the number of shares of Company Stock determined by dividing one-fourth of the amount of the Director's annual retainer fee to be paid in Company Stock by the Fair Market Value of a share of Company Stock on the Director Payment Date.  Any fractional shares resulting from such calculation shall be rounded up to the nearest whole number of shares and shall be issued on the applicable Director Payment Date.

(ii)   Non-Employee Director Fees Other than Annual Retainer.  Any fees to be received by a Non-Employee Director with respect to his or her service on the Board (other than the annual retainer) shall be paid in cash.

(iii)   Any person who becomes a Non-Employee Director after a Director Payment Date and before the next succeeding Director Payment Date in any year, whether by appointment or election as a member of the Board or by ceasing to be an employee of the Company or a Subsidiary of the Company, shall receive a pro rata amount of such Director's annual retainer payable under Section 13(b)(i) until the next Director Payment Date.  Such pro rata amount of the annual retainer shall be determined by multiplying the amount of such Non-Employee Director's annual retainer by a fraction, the numerator of which shall be the number of days remaining from the date of election or appointment until the next succeeding Director Payment Date, and the denominator of which shall be 365.  Within 30 days of becoming a Non-Employee Director, such person may effect an election under Section 13(b)(i) for the remainder of the calendar year in which he or she became a Non-Employee Director.

(iv)   No certificate for shares of Company Stock will be issued to a Director unless the Non-Employee Director requests such issuance in writing to the Company.  Shares of Company Stock issuable to a Non-Employee Director will be credited to such Non-Employee Director's account until receipt of such written request for all or part of such shares.  The number of shares of Company Stock issuable on each Director Payment Date and the cumulative number of shares credited to an account under the Plan will be shown on a statement of account furnished to each Non-Employee Director after each Director Payment Date.  Except as otherwise provided in Section 13(b)(v), upon a Non-Employee Director's written request to the Company, a certificate for all or any portion of the whole shares of Company Stock credited to such Non-Employee Director's account will be issued to such Non-Employee Director.

(v)   Deferral of Receipt of Director Compensation.

(A)   A Non-Employee Director may irrevocably elect, on or before December 20 of the year prior to which Director Compensation will be earned, to defer the issuance and receipt of shares of Company Stock and cash (if any) issuable under the Plan in respect of such Director Compensation.  Any such election shall be irrevocable for the calendar year for which the election is made and shall apply to each calendar year thereafter unless the Non-Employee Director, on or before December 20 of the immediately preceding calendar year, makes a different election for the next succeeding calendar year, which election shall continue in effect until a different election is made in the manner provided in the Plan.  The Non-Employee Director may, as previously described in this Section 13(b)(v)(A), elect to defer such issuance of shares of Company Stock and cash (if any) until (I) a specified date or dates in the future, (II) the attainment of age 70 or (III) termination of services as a Non-Employee Director.

(B)   In the event of a Change of Control, notwithstanding any Non-Employee Director's election, and if such Change of Control results in the termination of a Non-Employee Director's service as a member of the Board, all shares of Company Stock and cash (if any) deferred under the Plan shall be issued on the first day of the month following such termination of such Non-Employee Director's service.

(C)   A deferred compensation account shall be established for each Non-Employee Director who elects to defer the receipt of shares of Company Stock and cash under the Plan, and all shares and cash so deferred shall be credited to such Non-Employee Director's deferred compensation account.

(D)   An election pursuant to this Section 13(b)(v) covering an amount previously deferred may be modified by a Non-Employee Director by written notice to the Company received not later than one (1) year prior to the first date for which such revocation or modification is to apply, provided that the change must defer the time that payment begins to a date at least five (5) years after the previous starting date, and must otherwise comply with the provisions of Section 409A of the Code.

(E)  In the event that cash dividends on the shares of Company Stock, the issuances of which are deferred hereunder, are declared and paid during the period commencing on the date such shares would have been issued but for such deferral and terminating on the date of issuance of such shares of Company Stock (the "Deferred Period"), an amount equal to the amount of such dividends shall be credited to such Non-Employee Director's deferred compensation account as and when such dividends are paid by the Company as if such shares of Company Stock had been issued and outstanding during the Deferred Period.  The cash portion of such account, including Director Compensation paid in cash, shall be credited with interest on December 31 of each year (if on such date there is a balance in the account) equal to the amount of interest, if any, which would have been earned on the average cash balance in a Non-Employee Director's account for the year at an annual rate of interest equal to the average two-year United States Treasury Bill rate for the year.  If amounts credited to a Non-Employee Director's account are distributed prior to any such December 31, interest on such distributed amounts shall be credited to such account calculated at an annual rate equal to the average two-year United States Treasury Bill rate from the beginning of the year to the date of the distribution.  The Company shall pay the Non-Employee Director on the date such Non-Employee Director's deferred shares of Company Stock are actually issued an amount in cash equal to the amount of cash dividends paid on shares of Company Stock, on a cumulative basis, and interest, if any, credited to such Non-Employee Director's account.

(F)  At the time of making an initial deferral election pursuant to this Section 13(b)(v) with respect to Director Compensation to be earned in the following calendar year, a Non-Employee Director may elect to receive shares of Company Stock and cash, the issuance of which is deferred hereunder, and any cash dividends on shares of Company Stock, the issuance of which is deferred hereunder, in either (i) a lump sum or (ii) subject to Section 13(b)(v)(B), up to five equal (or as nearly equal as possible) installments, provided, that the dates for such payments are determined in accordance with Section 13(b)(v)(A).

(G)   The right to receive the shares of Company Stock and cash deferred hereunder, amounts of cash dividends, and interest thereon, if any, described in this Section 13(b)(v) shall not be transferable, except by will or the laws of descent and distribution.

(H)  Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship.  Funds payable in respect of cash, dividends on shares of Company Stock, and interests thereon, if any, under this Section 13(b)(v) shall continue for all purposes to be a part of the general funds of the Company and shall not be specifically set aside or otherwise segregated.  The obligation of the Company to issue and deliver shares of Company Stock under this Section 13(b)(v) shall be a general contractual obligation of the Company.  To the extent that a Non-Employee Director acquires a right to receive payments from the Company and shares of Company Stock from the Company under the Plan, such rights shall be no greater than the rights of any unsecured general creditor of the Company and such rights shall be an unsecured claim against the general assets of the Company.

(I)   A statement will be furnished to each Non-Employee Director on or about March 1 of each year stating the number of shares of Company Stock and the cash balance credited to such Non-Employee Director's deferred compensation account as of the preceding December 31.

        2.   The remainder of the Plan is amended to replace references to Sections 13(b)(ii), 13(b)(iii) and 13(b)(iv) with references to Sections 13(b)(iii), 13(b)(iv) and 13(b)(v), respectively.

        3.  Except as set forth in this Amendment No. 2, the Plan shall remain in full force and effect.